Exhibit (a)(5)(5)
APAX PARTNERS SUCCESSFULLY COMPLETES TENDER OFFER FOR
SHARES OF BANKRATE, INC.
New York, August 25, 2009—BEN Merger Sub, Inc. and BEN Holdings, Inc., corporations wholly-owned by funds advised by Apax Partners and formed for the purpose of acquiring Bankrate, Inc. (Nasdaq: RATE), today announced the successful completion of the cash tender offer for all of the outstanding shares of common stock of Bankrate at a purchase price of $28.50 per share in cash, without interest and less any applicable withholding taxes, as specified in the offer to purchase dated July 28, 2009, as amended, and related letter of transmittal. The tender offer expired at 12:00 midnight New York City time, on Monday, August 24, 2009.
The depositary for the tender offer advised that, as of the expiration time, 5,397,131 Bankrate shares had been validly tendered and not validly withdrawn (including 635,671 shares tendered by notices of guaranteed delivery). These shares represent approximately 28% of the outstanding shares of Bankrate. All shares validly tendered and not validly withdrawn in the tender offer have been accepted for payment by BEN Merger Sub. An additional 4,571,476 shares, approximately 24% of the outstanding shares of Bankrate, are owned by directors and senior managers of Bankrate subject to Non-Tender and Support Agreements under which BEN Merger Sub, as of the acceptance time of the offer, has an irrevocable proxy to vote, giving BEN Merger Sub voting control of approximately 52% of the outstanding shares of Bankrate.
BEN Merger Sub has also advised Bankrate that it has exercised its “top-up” option granted under the merger agreement pursuant to which Bankrate has agreed to issue shares to BEN Merger Sub in an amount sufficient to achieve at least 80% ownership plus one share and permit the completion of a “short-form” merger under applicable Florida law, without a vote of the shareholders of Bankrate. Accordingly, after providing 30 days’ notice to shareholders as required by Florida law, BEN Merger Sub intends to acquire the remaining shares of Bankrate common stock through a short-form merger in which all remaining Bankrate shareholders who did not tender their shares in the tender offer will receive the same $28.50 per share in cash, without interest and less any applicable withholding taxes, paid to shareholders tendering in the tender offer. Following the successful completion of the merger, Bankrate will become a wholly-owned subsidiary of BEN Holdings.
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The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell Bankrate shares. BEN Holdings and BEN Merger Sub have filed with the Securities and Exchange Commission a tender offer statement on Schedule TO, and have mailed an offer to purchase, forms of letter of transmittal and related documents to Bankrate shareholders. Bankrate has filed with the Securities and Exchange Commission, and has mailed to Bankrate shareholders, a solicitation/recommendation statement on Schedule 14D-9 and a transaction statement on Schedule 13E-3 with respect to the tender offer. These documents contain important information about the tender offer and shareholders of Bankrate are urged to read them carefully. Shareholders of Bankrate may obtain a free copy of these documents and other documents filed by Bankrate or BEN Holdings and BEN Merger Sub with the Securities and Exchange Commission at the website maintained by the Securities and Exchange Commission at www.sec.gov or by contacting the information agent for the tender offer, Innisfree M&A Incorporated, at (888) 750-5834 (toll-free from the US and Canada).

About Apax Partners
Apax Partners is one of the world’s leading private equity investment groups. It operates across the United States, Europe and Asia and has more than 30 years of investing experience. Funds under the advice and management of Apax Partners globally total over $35 billion. These Funds provide long-term equity financing to build and strengthen world-class companies. Apax Partners Funds invest in companies across its global sectors of Tech & Telecom, Retail & Consumer, Media, Healthcare and Financial & Business Services. Significant recent investments by the Apax Partners Media and Financial & Business Services teams include: Trader Media, EMap, Cengage Learning, Travelex, Hub International, Global Refund and Azimut. For more information visit: www.Apax.com.
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Forward-Looking Statements
This press release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Although BEN Holdings and BEN Merger Sub believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events. There can be no assurance that the forward-looking statements contained herein will prove to be accurate. Some of the factors that could cause actual results and forward-looking statements contained herein to differ include: Bankrate’s inability to meet NASDAQ requirements for continued listing; the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement and plan of merger; the inability to complete the offer or complete the merger due to the failure to satisfy the conditions required to complete the offer and the merger; risks that the proposed transaction disrupts current plans and operations and Bankrate’s potential difficulties in employee, distributor, supplier and customer retention as a result of the offer and the merger; and other risk factors as set forth from time to time in Bankrate’s filings with the SEC. The inclusion of a forward-looking statement herein should not be regarded as a representation that Bankrate’s objectives will be achieved. BEN Holdings and BEN Merger Sub undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
Apax Partners Media Contacts:
Benjamin Harding
benjamin.harding@apax.com
+44 20 7872 6401
Todd Fogarty
Kekst and Company
todd-fogarty@Kekst.com
212-521-4854
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